Exhibit 10.24

Option Agreement

THIS OPTION AGREEMENT is made and entered into effective as of [______] [__], 20[__] by and between Diffusion Pharmaceuticals LLC (the "Company"), a limited liability company organized under the laws of the Commonwealth of Virginia with a principal business address at 2020 Avon Court, #4, Charlottesville, Virginia 22902, and [________] ("Recipient").

WITNESSETH:

WHEREAS the Company desires to give its directors, officers, employees and consultants an added incentive to promote the growth of the Company through participation in the equity of the Company;

NOW, THEREFORE, for and in consideration of the premises and the mutual agreements and covenants hereinafter set forth and of other good and valuable consideration, the receipt, adequacy and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.     GRANT OF OPTIONS. Subject to the terms and conditions of this Agreement, the Company hereby irrevocably grants to the Recipient the right and option (the "Option") to purchase up to [______] Units of the Company vesting as set forth in Section 3 herein. The Units which are subject to these options are sometimes referred to herein as the “Option Units.”

2.         OPTION.

(a)     Option Price. The purchase price of each Unit subject to this Option shall be $[____] per Unit.

(b)     Exercise of Option. Subject to subparagraph (f) hereof, the Recipient may exercise this Option with respect to all or any portion of his/her Option Units at any time prior to ten years from the date hereof.

(c)     Manner of Exercise. This Option may be exercised by delivering written notice of exercise to the Managing Director of the Company, in person, or by mail, postage prepaid, addressed to the attention of the Chief Executive Officer at the location at which the Company then maintains its principal office, and if so mailed, the date of mailing will be considered the date of exercise.

(d)     Person Who May Exercise Option. During the lifetime of the Recipient, this Option shall be exercisable only by the Recipient, or if the Recipient is disabled, by his/her duly appointed guardian or legal representative. Recipient's personal representative may exercise the Option within ninety (90) days after his/her death by written notice of exercise.

(e)     Operating Agreement. In accordance with the Company’s Operating Agreement, all Units of the Company are subject to certain restrictions. Upon the exercise of an Option, the Recipient (or his or her guardian, legal representative, or personal representative, as applicable) agrees to be bound by the terms and conditions of such Operating Agreement, as a precondition of being issued any Units.

(f)     Termination of Option. Notwithstanding any other provisions to the contrary, this Option, to the extent that it has not previously been exercised, will terminate upon the earliest to occur of (i) the expiration of the term of this Option as set forth in subparagraph 2(b) hereof, or (ii) the expiration of a period of ninety (90) days after the Recipients’ termination from employment with the Company for any reason, including termination by resignation or by reason of death or disability.

3.     VESTING. The Options granted hereunder will vest monthly in equal 1/36th increments during the three years from the date of this agreement. In the event that the company is purchased by another company (a “Liquidity Event”), the Options shall fully vest simultaneously with such Liquidity Event.

4.     TRANSFERABILITY. This Agreement and any rights hereunder are not transferable and or assignable by the Recipient.

5.     ADJUSTMENT OF UNITS. In the event of any recapitalization, reclassification, split-up or consolidation of, or other change in, the Units, or an exchange of the outstanding Units of the Company, in connection with a merger, consolidation or other reorganization of the Company for a different number of Units or for shares of stock or other securities of the Company or for Units or other securities of the other company, then the Board of Directors shall, in such manner as they shall determine in their sole discretion, appropriately adjust the number of the Option Units or the number of Units or other securities that shall then be subject to this Option and/or the purchase price per Unit or share that must be paid thereafter upon exercise of this Option.

6.     INVESTMENT REPRESENTATION. The Recipient hereby represents, warrants and agrees that:

(a)     He understands the offer of Units under this Agreement is made pursuant to a claim of exemption from the registration provisions of the Securities Act of 1933, as amended (the "Act") and applicable state securities law;

(b)     The Company is not obligated to issue Units upon exercise of this Option to any party until there has been compliance with any and all Federal or state laws or regulations that the Company may deem applicable;

(c)     The Option Units will be purchased for his/her own account for investment purposes only and not with a view to resale or distribution thereof;

(d)     The Option Units may be unregistered and, if so, will be required to be held indefinitely, unless such Units are subsequently registered or an exemption from registration is then available; and

(e)     The Company is under no obligation to register the Option Units, to comply with any such exemption or to supply the Recipient with any information necessary to enable him to make routine sales of such Units under Rule 144 or any other rule or regulation of the Securities and Exchange Commission.

7.     NO RIGHTS AS MEMBER OR TO EMPLOYMENT. The Recipient shall not have any interest in or membership rights with respect to any Units that are subject to this Option until such Units have been issued and delivered to the Recipient pursuant to the exercise of this Option. Furthermore, this Option does not confer upon the Recipient any rights of employment with the Company, including without limitation any right to continue in the employ of the Company, nor does it affect the right of the Company to terminate the employment of the Recipient at any time, with or without cause, or to continue or alter the terms of such employment.

8.     DRAG-ALONG PROVISIONS. The Recipient hereby agrees (a) to sell his/her Option Units to a buyer, if the members of the Board of Directors agree to sell, and sell, all or substantially all of their Units to that buyer, (b) to vote his/her Option Units to approve a merger of the Company or sale of substantially all of its assets if recommended and approved by the Board of Directors, and (c) to execute whatever documentation is necessary to effect the foregoing.

9.     WITHHOLDING TAXES. As a condition of exercise of this Option, the Company may, in its sole discretion, withhold or require the Recipient to pay or reimburse the Company for any taxes which the Company determines are required to be withheld in connection with the grant or any exercise of this Option. The Recipient understands that the Option granted hereunder does not qualify for favorable tax treatment under Section 422 of the Internal Revenue Code as an "incentive stock option."

10.     HEIRS AND SUCCESSORS. This Agreement and all terms and conditions hereof shall be binding upon the Company and its successors and assigns, and upon Recipient and his or her heirs, legatees and legal representatives.

IN WITNESS WHEREOF, the Company has caused this Agreement to be executed by its Chief Executive Officer and the Recipient has executed this Agreement, all as of the date and year first above written.

Diffusion Pharmaceuticals LLC	Recipient

By: /s/	By:	/s/
David G. Kalergis, CEO

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